Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated November 30, 2020, relating to the balance sheet of Altitude Acquisition Corp. as of August 21, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 12, 2020 (inception) through August 21, 2020, appearing in Amendment No. 5 to the Registration Statement on Form S-1, File No. 333-249071, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 8, 2020